Exhibit 10.1

VOTING SUPPORT AGREEMENT

VOTING SUPPORT AGREEMENT, dated as of September 8, 2020 (this “Agreement”), by and among HAYMAKER ACQUISITION CORP. II, a Delaware corporation (“HYAC”), and each of the shareholders of the Company whose names appear on the signature pages of this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, HYAC, Arko Holdings Ltd. (the “Company”), ARKO Corp. (“Parentco”), Punch US Sub, Inc. (“Merger Sub I”), and Punch Sub Ltd. (“Merger Sub II”) propose to enter into, concurrently herewith, a business combination agreement (the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), a copy of which has been made available to each Shareholder, which provides, among other things, that, upon the terms and subject to the conditions thereof, HYAC, the Company, Merger Sub I and Merger Sub II shall enter into a business combination;

WHEREAS, as of the date hereof, each Shareholder owns of record or beneficially the number of Company Shares as set forth opposite such Shareholder’s name on Exhibit A hereto (all such Company Shares or other Company securities of which ownership of record or the power to vote is now held or hereafter acquired by the Shareholders prior to the termination of this Agreement being referred to herein as the “Shares”);

WHEREAS, the Company Board has provided the Company Board Approval; and

WHEREAS, in order to induce Parentco, HYAC, Merger Sub I and Merger Sub II to enter into the BCA, the Shareholders are executing and delivering this Agreement to HYAC.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Each Shareholder, by this Agreement, solely with respect to such Shareholder’s Shares and in such Shareholder’s capacity as a shareholder of the Company, severally and not jointly, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as HYAC may reasonably request in connection therewith), if (and only if) each of the Approval Conditions shall have been met, to vote, in person, by proxy or voting card (and to be counted as present thereat for purposes of calculating a quorum), at any meeting of the shareholders of the Company (including any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company, all of such Shareholder’s Shares (a) in favor of the approval and adoption of the BCA, the Transaction Documents, and the transactions contemplated by the BCA and the Transaction Documents, including the Second Merger, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the shareholders of the Company, (c) in favor of any proposal to adjourn or postpone to a later date any meeting of the shareholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the shareholders of the Company if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and (d) against any action, agreement or transaction (other than the BCA or the transactions contemplated thereby) or proposal that would reasonably be expected to (i) prevent, impede, delay, or adversely affect in any material respect the transactions contemplated by the BCA or any Transaction Document or (ii) result in the failure of the transactions contemplated by the BCA to be consummated. Each Shareholder acknowledges receipt and review of a copy of the BCA. For purposes of this Agreement, “Approval Conditions” shall mean (x) there shall not have been any amendment or modification to the Merger Consideration payable under the BCA to the Shareholders without the Company Board’s consent and (y) the Company Board did not, in compliance with the provisions of the BCA, effect a Company Adverse Approval Change.

2. Transfer of Shares. Each Shareholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), permit the creation of any lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement pursuant to a joinder agreement reasonably acceptable to HYAC), (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares (unless the transferee agrees to be bound by this Agreement pursuant to a joinder agreement reasonably acceptable to HYAC), or (d) take any action that would have the effect of preventing or disabling the Shareholder from performing its obligations hereunder.

3. No Solicitation of Transactions. Subject to Section 8(n), each Shareholder, severally and not jointly, agrees that such Shareholder shall (a) be deemed a Representative of the Company for purposes of Section 6.06(a) of the BCA, (b) not, directly or indirectly, including through any Representative of such Shareholder, take any action in violation of Section 6.06(a) of the BCA (including any action which the Company is obligated pursuant to Section 6.06(a) of the BCA to instruct its Representatives to cease or not to take), and (c) if such Shareholder receives a Company Acquisition Proposal or other offer, proposal, or request described in clause (1) of Section 6.06(a)(ii) of the BCA, provide to the Company notice of such proposal in order for the Company to be able to provide the notice required to be made by it pursuant to such section of the BCA within the timeframe required by such section of the BCA (unless notice has already been provided to HYAC pursuant to such section of the BCA).

4. Merger Consideration. Arie Kotler agrees, for himself and on behalf of any of his Affiliates holding Shares, to elect to receive not more than 10% of the aggregate Merger Consideration payable to him and his Affiliates in the form of cash (and agrees to execute such election forms and other documents or certificates evidencing such election as HYAC may reasonably request in connection therewith).

5. Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to HYAC as follows:

(a) The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares or (iv) if the Shareholder is not a natural person, conflict with or result in a breach of or constitute a default under any provision of such Shareholder’s Organizational Documents.

(b) Such Shareholder owns of record and has good, valid and marketable title to the Shares set forth opposite the Shareholder’s name on Exhibit A free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of the Company or such Shareholder) and has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Shares, and such Shareholder does not own, directly or indirectly, any Shares that are not reflected on Exhibit A.

(c) Such Shareholder has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by such Shareholder.

(d) Such Shareholder understands that the shares of Parentco Common Stock to be issued to them under the BCA will be issued in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of such Parentco Common Stock will not have been, as of the Closing, registered under the Securities Act. Such Shareholder understands that his or its shares of Parentco Common Stock may not be resold, transferred, pledged or otherwise disposed of by him or it absent an effective registration statement under the Securities Act, except (i) to Parentco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any book-entry position or certificates representing such shares of Parentco Common Stock shall contain a legend to such effect. Such Shareholder is “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and is able to bear any economic risks associated with the transactions contemplated by the Transaction Documents. Such Shareholder is acquiring the shares of Parentco Common Stock as provided in the Transaction Documents solely for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable state and federal securities Laws. Such Shareholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his or its investment in Parentco Common Stock and is capable of bearing the economic risks of such investment, including a complete loss of his or its investment in Parentco Common Stock.

6. Terminated Agreements. Each Shareholder hereby terminates (for itself and on behalf of each of its Affiliates) all of the agreements between itself or any of its Affiliates and the Company or any Company Subsidiary (the “Terminated Agreements”), including those agreements set forth on Exhibit B attached hereto, effective as of, or immediately prior to, the Closing. Upon such termination, the Terminated Agreements shall be of no further force and effect, and none of the parties thereto shall have any further rights or obligations thereunder. Each Shareholder shall take, or cause to be taken, such other actions as may be necessary to effect the foregoing. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6 shall not apply to any of the agreements set forth on Exhibit C attached hereto, which agreements shall continue in full force and effect following the Closing. Notwithstanding the termination of the Terminated Agreements, the provisions of the Terminated Agreements set forth on Exhibit D attached hereto shall continue in full force and effect following the Closing until such payments are paid in full.

7. Termination. This Agreement and the obligations of the Shareholders under this Agreement shall automatically terminate upon the earliest of (a) the Closing (provided that, notwithstanding the foregoing, the provisions of Section 5(d), Section 6, and Section 8 shall survive the Closing); (b) the termination of the BCA in accordance with its terms; and (c) the mutual agreement of HYAC and Shareholders holding a majority in interest of the Shares held by all Shareholders. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to termination.

8. Miscellaneous.

(a) Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(b)):

If to HYAC, to it at:

Haymaker Acquisition Corp. II

650 Fifth Avenue, 10th Floor

New York, NY 10019

Attention: Christopher Bradley

Email: cbradley@mistralequity.com

with a copy (which shall not constitute effective notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attention: Sidney Burke

Email: sidney.burke@dlapiper.com

Gornitzky & Co.

45 Rothschild Blvd.

Tel Aviv, Israel 6578403

Attention: Chaim Friedland, Adv., Yair Shiloni, Adv. and Ari Fried, Adv.

Email: friedland@gornitzky.com; shiloni@gornitzky.com; arif@gornitzky.com

If to a Shareholder, to the address set forth for such Shareholder on the signature page hereof, with a copy (which shall not constitute effective notice) to:

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

S. Friedman & Co.

2 Weizmann Street

Tel Aviv 6423902, Israel

Attention: Arnon Mainfeld, Adv. and Sarit Molcho, Adv.

Email: arnonm@friedman.co.il; saritm@friedman.co.il

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Shareholder shall be liable for the breach by any other Shareholder of this Agreement.

(f) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

(g) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(h) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(h).

(i) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions, specific performance, and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Delaware Chancery Court or, if that court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(j) This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(k) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(l) This Agreement shall not be effective or binding upon any Shareholder until such time as the BCA is executed by each of the parties thereto.

(m) Nothing contained in this Agreement shall be deemed to vest in HYAC any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to each respective Shareholder, and HYAC shall not have any authority to direct such Shareholder in the voting or disposition of any of the Shares, except as otherwise expressly provided herein.

(n) Notwithstanding the foregoing, the restrictions and covenants of the Shareholders hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by any Shareholder of this Agreement. Nothing herein will be construed to prohibit, limit or restrict any Shareholder from exercising his fiduciary duties as an officer or director to the Company or its shareholders. Notwithstanding the foregoing, nothing herein shall be construed to limit or restrict any obligations that a Shareholder may have as a director or officer of the Company or any of its subsidiaries pursuant to the BCA.

(o) The parties hereto acknowledge and agree that the provisions of Section 5.03 (Claims Against Trust Fund) of the BCA shall apply to this Agreement and the parties hereto mutatis mutandis.

signature pages follow

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HAYMAKER ACQUISITION CORP. II

By:	/s/ Christopher Bradley
Name:	Christopher Bradley
Title:

[Signature Page – Voting Support Agreement]

SHAREHOLDERS:

KMG Realty LLC

By:	/s/ Arie Kotler
Name:	Arie Kotler
Title:

Yahli Group Ltd.

By:	/s/ Arie Kotler
Name:	Arie Kotler
Title:

/s/ Arie Kotler
Arie Kotler

Notice information:

Address:

508 North Island

Golden Beach, FL 33160

Attention: Arie Kotler

Email: aricdsp@aol.com

[Signature Page – Voting Support Agreement]

Exhibit A

Shares

Shareholder	Number of Shares
Arie Kotler	144,704,543
KMG Realty LLC	124,213,347
Yahli Group Ltd.	6,216,486

Exhibit B

1.	Amended and Restated Partner Profits Participation Agreement, dated December 2019, by and among KMG Realty, LLC, ARKO Convenience Stores, LLC, GPM Member, LLC, and GPM HP SCF Investor, LLC.

2.

Second Amendment and Restated Management Services Agreement, effective as of January 1, 2020, by and between KMG Realty, LLC and GPM Investments, LLC, as amended by the side letter dated December 17, 2019.

3.	Consolidated and Amended Management Agreement, dated October 17, 2017, by and among KMG Realty, LLC, and ARKO Holdings Ltd.

Exhibit C

1.	Employment Agreement, dated September 8, 2020 by and between the Parentco and Arie Kotler.

2.

Any indemnifications letters provided to Arie Kotler or any of his Affiliates by Arko Holdings Ltd., GPM Investments, LLC or any of their Affiliates (solely with respect to actions or events occurring prior to the Closing).

Exhibit D

1.

Subject to the provisions of such agreement, the following payment obligations under the Amended and Restated Partner Profits Participation Agreement, dated December 2019, by and among KMG Realty, LLC, ARKO Convenience Stores, LLC, GPM Member, LLC, and GPM HP SCF Investor, LLC.

•	Accrued but unpaid Annual Payments (as defined in the agreement), pro rated for the period prior to the Closing.

•	Section 5 of such agreement regarding the Clawback Amount (as defined in such agreement), which Clawback Amount will be repaid rather than reducing future payments.

2.

Subject to the provisions of such agreement, the following payment obligations under the Second Amended and Restated Management Services Agreement, effective as of January 1, 2020, by and between KMG Realty, LLC and GPM Investments, LLC, as amended by the side letter dated December 17, 2019.

•	Accrued but unpaid management fees (pro rated for the period prior to the Closing) and reimbursement for expenses incurred prior to the Closing.

•	The Incentive Payment (as defined in such agreement) in respect of calendar year 2020 (for the full calendar year 2020, regardless of when the Closing occurs).

•	Any indemnification undertakings contained in such agreement (solely with respect to actions or events occurring prior to the Closing).

3.

Subject to the provisions of such agreement, the following payment obligations under the Consolidated and Amended Management Agreement, dated October 17, 2017, by and among KMG Realty, LLC, and ARKO Holdings Ltd.

•	Accrued but unpaid management fees (pro rated for the period prior to the Closing) and reimbursement for expenses incurred prior to the Closing.

•	Any indemnification undertakings contained in such agreement (solely with respect to actions or events occurring prior to the Closing).